Exhibit 23.10

January 16, 2025

To:	First Majestic Silver Corp.

Suite 1800 – 925 West Georgia Street

Vancouver, British Columbia V6C 3L2

Canada

In connection with the Registration Statement on Form S-8 of First Majestic Silver Corp. (the “Registration Statement”), I, Michael Jarred Deal, RM SME, hereby consent to the references in the Registration Statement to my name and the technical report entitled “Jerritt Canyon Gold Mine, Elko County, Nevada, USA, NI 43-101 Technical Report on Mineral Resource Estimates” with an effective date of March 31, 2023 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

Sincerely,

/s/ Michael Jarred Deal, RM SME
Michael Jarred Deal, RM SME